Exhibit (a)(3)


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                                 April 27, 2005



         TO:          EQUITY UNIT HOLDERS OF CONCORD MILESTONE PLUS, LP

         SUBJECT:     OFFER TO PURCHASE UNITS FOR $2.50 PER UNIT

         Dear Unit holder:

          As described in the enclosed Offer to Purchase (the "Offer"), Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3 (TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller, Inc., and Robert E. Dixon (the "Purchasers") are offering to purchase any and all outstanding Equity Units, each Equity Unit consisting of one Class A Interest and one Class B Interest ( with each such Equity Unity referred to herein as a "Unit") in CONCORD MILESTONE PLUS, LP, (the "Company") at a purchase price equal to:

                                 $2.50 per Unit

         The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in the Company without the usual transaction costs associated with selling commissions, bid/ask spreads, and brokerage fees.

         To respond to our offer, instruct your broker to tender your Units to Depository Trust Company, or complete and return a Letter of Transmittal to the Purchasers.

         Additional copies of the Letter of Transmittal and Offer documents may be obtained free of charge by contacting the Purchasers at the number below, or from the Securities Exchange Commission website at www.sec.gov. Once you reach the website, under the section "Filings & Forms (EDGAR)", select "Search for Company Filings", then select "Historical EDGAR Archives", then enter the Company's name in the search bar. The Offer documents are filed on Schedule TO. If you elect to tender your Units via Letter of Transmittal, fax a duly completed and executed copy of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Purchasers at:

                         Sutter Capital Management, LLC
                       220 Montgomery Street, Suite 2100,
                         San Francisco, California 94104
                            Facsimile: (415) 788-1515
                          Email: info@suttercapital.com

                  If you have any questions or need assistance, please call the Purchasers at (415) 788-1441. This Offer expires (unless extended) May 27, 2005.